SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.   20549


                             FORM 8-K

                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
                               1934

                 Date of Report:  July 2, 1999


                        GANNETT CO., INC.
     (Exact name of registrant as specified in its charter)

    Delaware                 1-6961                   16-0442930
(State or other           (Commission               (IRS Employer
  jurisdiction            File Number)            Identification No.)
of incorporation)


         1100 Wilson Boulevard, Arlington, Virginia  22234
         (Address of principal executive offices)(Zip Code)

                          (703) 284-6000
        (Registrant's telephone number, including area code)

ITEM  5.  OTHER EVENTS

On June 24, 1999, Gannett U.K. Limited ("Gannett UK"), a newly formed wholly-owned subsidiary of Gannett Co., Inc. ("Gannett"), made a cash offer to acquire the entire issued and to be issued share capital of Newsquest plc ("Newsquest"). Pursuant to the Offer, Newsquest shareholders may elect to receive 460 pence (US $7.24) in cash or Loan
Notes for each of 200.4 million fully diluted shares, for a total price of approximately 922 million pounds sterling (US $1.5 billion). Gannett UK will also assume Newsquest's existing debt. The purchase is to be financed principally by commercial paper borrowings, existing facilities, U.S. public debt markets and/or operating cash flow.

Newsquest's principal activities are publishing and printing regional and local newspapers in the United Kingdom with a portfolio that includes 63 paid-for daily and weekly newspapers and 120 free weekly newspapers.
For the 53 weeks ended January 3, 1999,  Newsquest reported revenues of
305.8 million pounds sterling (US $507.6 million) and operating income of
81.4 million pounds sterling (US $135.0 million).

Gannett UK has received irrevocable undertakings to accept the Offer from the two largest shareholders and the executive directors of Newsquest and other valid acceptances under the Offer, altogether representing approximately 51.8% of Newsquest's issued shares. Gannett UK has also acquired Newsquest plc shares through market purchases, representing approximately 1.35% of Newsquest's issued shares.

Prior to its execution, the Offer was approved by the Board of Directors of Gannett UK, and the Board of Directors of Newsquest plc was of the unanimous view that it was in the best interests of Newsquest and its shareholders to put the Offer forward for consideration by all shareholders. The consummation of the acquisition is subject, among other things, to Gannett UK receiving tendered shares of at least 80% of the shares outstanding at the offer date or such lower percentage as Gannett UK may decide. Closing is expected to occur by the end of the third quarter of 1999.

                            SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     GANNETT CO., INC.



Dated:   July 2, 1999                By:  /s/George R. Gavagan
                                        -----------------------
                                        George R. Gavagan
                                        Vice President and Controller